Exhibit 99.1

For Immediate Release

Contact:	Roger S. Deacon, CFO
(215) 775-1435

Fox Chase Bancorp, Inc.

To Commence Syndicated Community Offering

(Increases Purchase Limitations)

June 16, 2010, Hatboro, PA– Fox Chase Bancorp, Inc. (the “Company”) (Nasdaq: FXCB), holding company for Fox Chase Bank, announced today that the new holding company for Fox Chase Bank – a newly formed Maryland corporation also named Fox Chase Bancorp, Inc. – will commenced the syndicated community offering portion of the second-step conversion to sell shares of common stock not subscribed for in the subscription offering or the community offering. Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the syndicated community offering. Janney Montgomery Scott LLC and Sterne, Agee & Leach, Inc. are acting as co-managers for the syndicated community offering. The syndicated community offering will be conducted on a best efforts basis and none of the members of the syndicate group are required to purchase shares in the offering.

In addition, new Fox Chase Bancorp will file prospectus supplements with the Securities and Exchange Commission increasing the maximum purchase limitation from 50,000 shares ($500,000) to 5.0% of the shares sold in the offering ($4,356,250 and $5,125,000 at the minimum and midpoint of the offering range, respectively) for individual purchasers and from 100,000 shares ($1.0 million) to 5.0% of the shares sold in the offering ($4,356,250 and $5,125,000 at the minimum and midpoint of the offering range, respectively) for purchasers acting together with others, in all categories of the offering combined. Consistent with the prospectus dated May 14, 2010, the only persons who will be resolicited are those who subscribed for the maximum purchase limit in the subscription offering and indicated on the stock order form a desire to purchase additional shares if the maximum purchase limits were increased. Any increased orders with full payment will be due by 2:00 p.m., Eastern time, on June 24, 2010.

The closing of the offering remains subject to final regulatory, member and shareholder approvals. In addition, to consummate the offering, new Fox Chase Bancorp must sell a minimum of $87.1 million of common stock. The terms and conditions of the syndicated community offering are more fully set forth in new Fox Chase Bancorp’s syndicated community offering prospectus dated May 14, 2010.

We expect to close the offering no higher than the midpoint of the offering range.

Orders received in the subscription and community offering will be maintained by new Fox Chase Bancorp, with interest on subscribers’ funds continuing to accrue until completion of the conversion. All eligible subscribers and community members who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

Fox Chase Bancorp, Inc. is the holding company for Fox Chase Bank, a federal savings bank headquartered in Hatboro, Pennsylvania. Fox Chase Bank operates eleven full-service banking offices in Bucks, Chester, Delaware, Philadelphia and Montgomery Counties in Pennsylvania and Atlantic and Cape May counties in New Jersey.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Fox Chase Bancorp and Fox Chase Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

New Fox Chase Bancorp has filed a proxy statement/prospectus concerning the conversion with the Securities and Exchange Commission. Shareholders of Fox Chase Bancorp are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the SEC by new Fox Chase Bancorp free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by new Fox Chase Bancorp are available free of charge from the Corporate Secretary of Fox Chase Bancorp at 4390 Davisville Road, Hatboro, Pennsylvania 19040, telephone (215) 682-4107. The directors, executive officers, and certain other members of management and employees of Fox Chase Bancorp are participants in the solicitation of proxies in favor of the conversion from the shareholders of Fox Chase Bancorp. Information about the directors and executive officers of Fox Chase Bancorp is included in the proxy statement/prospectus filed with the SEC.

The shares of common stock of new Fox Chase Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.